Exhibit 5.1

July 2, 2021

Cadiz Inc.

550 S. Hope Street, Suite 2850

Los Angeles, CA 90071

Re: Cadiz Inc. Depositary Shares and Series A Cumulative Perpetual Preferred Stock

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Cadiz Inc., a Delaware corporation (the “Company”), of up to 2,300,000 depositary shares (the “Depositary Shares”), each representing a 1/1000th fractional interest in a share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Shares”), with a liquidation preference of $25.00 per Depositary Share, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333- 257159) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included therein (the “Base Prospectus”), and the prospectus supplement, dated June 29, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Preferred Shares are to be deposited by the Company with Continental Stock Transfer & Trust Company acting as depositary (the “Depositary”), pursuant to the Deposit Agreement, to be dated on or about the date of the first issuance of Depositary Shares thereunder (the “Deposit Agreement”), between the Company, the Depositary and the holders from time to time of depositary receipts (the “Receipts”) to be issued under the Deposit Agreement.

 In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s Certificate of Incorporation, as amended, including the Certificate of Designation of 8.875% Series B Cumulative Perpetual Preferred Stock, and Bylaws, as amended, as currently in effect, and (iii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Based upon, subject to and limited by the foregoing, and assuming that (i) the Company receives the payment of the consideration determined by the Pricing Committee of the Board of Directors of the Company for the issuance of the Preferred Shares, (ii) certificates evidencing the Preferred Shares are duly executed and delivered in accordance with Delaware law and (iii) the Preferred Shares are recorded on the stock ledger of the Company in accordance with Delaware law, the Preferred Shares will be validly issued, fully paid and non-assessable and the Receipts evidencing the Depositary Shares, when issued under the Deposit Agreement against deposit of Preferred Shares by the Company in accordance with the Deposit Agreement against payment therefor, will entitle the registered holders thereof to the rights specified in the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware, the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

Greenberg Traurig, LLP | Attorneys at Law 1840 Century Park East | Suite 1900 | Los Angeles, California 90067-2121 | T +1 310.586.7700 | F +1 310.586.7800
www.gtlaw.com

July 2, 2021

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 29, 2021, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/S/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com